Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Alon USA Energy, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-195778) on Form S-3 and
Form S-8 (Nos. 333-167052 and 333-134495) on Form 10-K of Delek US Holdings, Inc. of our report dated
February 27, 2017, with respect to the consolidated balance sheets of Alon USA Energy, Inc. as of
December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of Delek US Holdings, Inc.

/s/ KPMG LLP

Dallas, Texas
February 27, 2017